Exhibit 10.2

Egalet Corporation
Annual Incentive Bonus Plan

I.                                        Statement and Purpose of Plan

The Egalet Corporation Annual Incentive Bonus Plan provides additional compensation opportunities for selected employees based on the achievement of pre-determined performance goals.

II.                                   Definitions

A.                                    “Affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the specified Person.

B.                                    “Board” means the Board of Directors of the Company.

C.                                    “Change in Control” means a “change in control event” within the meaning of Treasury regulation 1.409A-3(i)(5).

D.                                    “Code” means the Internal Revenue Code of 1986, as amended.

E.                                     “Committee” means the Compensation Committee of the Board or, if appointed by the Board, a subcommittee thereof which shall be comprised exclusively of two or more members of the Board who are non-employee “outside directors” within the meaning of section 162(m)(4)(C) of the Code and Treasury regulation 1.162-27(e)(3).

F.                                      “Company” means Egalet Corporation, a Delaware corporation.

G.                                    “Company Stock” means the common stock of the Company, par value $0.001 per share.

H.                                   “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

I.                                        “Determination Date” means the date upon which the Committee determines Performance Goals and Incentive Bonus opportunities for Participants.  With respect to any Incentive Bonus that is intended to be a Qualified Incentive Bonus, the Determination Date must be no later than the earlier of (1) 90 days after the commencement of the Performance Period and (2) the date upon which 25% of the Performance Period has elapsed.

J.                                        “Disability” means, as determined by the Committee in its sole discretion, that a Participant (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (2) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, its Subsidiaries or Affiliates.

K.                                   “Fair Market Value” means, on any given date, the closing price of a share of Company Stock on the principal national securities exchange on which Company Stock is listed on such date, or, if Company Stock was not publicly traded on such date, on the last preceding date on which Company Stock was publicly traded.

L.                                     “Incentive Bonus” means a bonus that is payable hereunder to a Participant based on the achievement of specified pre-determined Performance Goals.  An Incentive Bonus may be a Qualified Incentive Bonus or a Non-Qualified Incentive Bonus.

M.                                 “Non-Qualified Incentive Bonus” means an Incentive Bonus that is not intended to be a Qualified Incentive Bonus.

N.                                    “Participant” means any employee of the Company or one of its Subsidiaries who has been designated by the Committee to participate in the Plan for an applicable Performance Period.

O.                                    “Performance Goal” means a measure of performance, the achievement of which is substantially uncertain at the time such goal is established, which is used to determine a Participant’s Incentive Bonus and is established by the Committee not later than the applicable Determination Date.  Performance Goals may be measured on an absolute or relative basis.  Relative performance may be measured against an external index, such as, by way of example and not limitation, a group of peer companies, industry groups or a financial market index.  Performance Goals with respect to Incentive Bonuses that are intended to be Qualified Incentive Bonuses must be based upon any one or more of the following measures as they relate to the Company, its Subsidiaries or Affiliates (or any business unit or department thereof): (i) stock price, (ii) market share, (iii) sales, (iv) earnings per share, (v) diluted earnings per share, (vi) diluted net income per share, (vii) return on shareholder equity, (viii) costs, (ix) cash flow, (x) return on total assets, (xi) return on capital or invested capital, (xii) return on net assets, (xiii) operating income, (xiv) net income, (xv) earnings (or net income) before interest, taxes, depreciation and amortization, (xvi) improvements in capital structure, (xvii) gross, operating or other margins, (xviii) budget and expense management, (xix) productivity ratios, (xx) working capital targets, (xxi) enterprise value, (xxii) safety record, (xxiii) completion of acquisitions or business expansion of the company, our subsidiaries or affiliates (or any business unit or department thereof) (xxiv) economic value added or other value added measurements, (xxv) expenses targets, (xxvi) operating efficiency, (xxvii) regulatory body approvals for commercialization of products,  (xxviii) implementation or completion of critical projects or related milestones (including, without limitation, milestones such as clinical trial enrollment targets, commencement of phases of clinical trials and completion of phases of clinical trials) or (xxix) partnering or similar transactions.  Performance Goals with respect to Incentive Bonuses that are not intended to be Qualified Incentive Bonuses may be based on one or more of the preceding measures or any other measure that the Committee may determine in its sole discretion.

P.                                      “Performance Period” means a period of one or more consecutive fiscal years, or portions thereof, of the Company as established by the Committee during which the performance of the Company, its Subsidiaries or Affiliates or any business unit or department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal is achieved.  Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

Q.                                    “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture, governmental authority or other legal entity of any nature whatsoever.

R.                                    “Plan” means the Egalet Corporation Annual Incentive Bonus Plan herein set forth, as amended from time to time.

S.                                      “Qualified Incentive Bonus” means an Incentive Bonus that is intended to be “qualified performance-based compensation” under section 162(m) of the Code and Treasury regulation 1.162-27(e), including any successor provision.

T.                                     “Subsidiary” means, at any relevant time, any corporation or other entity of which 50% or more of the total combined voting power of all classes of stock (or other equity interests in the case of an entity other than a corporation) entitled to vote is owned, directly or indirectly, by the Company.

III.                              Eligibility

All employees of the Company, its Subsidiaries and Affiliates shall be eligible to be selected by the Committee to participate in the Plan.

IV.                               Administration

A.                                    General.  The Committee shall have the authority, subject to the provisions herein, (A) to select employees to participate in the Plan; (B) to establish and administer the Performance Goals and the Incentive Bonus opportunities applicable to each Participant and certify whether the Performance Goals have been attained; (C) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (D) to establish, amend, and waive rules and regulations for the Plan’s administration; and (E) to make all other determinations that may be necessary or advisable for the administration of the Plan. Any determination by the Committee with respect to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.  Neither the Committee, nor any member of the Committee, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Committee shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law.

B.                                    Adjustments.  In the event of any corporate transaction involving the Company (including, without limitation, any subdivision or combination or exchange of the outstanding shares of common stock, stock dividend, stock split, spin-off, split-off, recapitalization, capital reorganization, liquidation, reclassification of shares of common stock, merger, consolidation, extraordinary cash distribution or sale, lease or transfer of substantially all of the assets of the Company, in each case, as determined by the Committee in its sole discretion), the Committee may make or provide for such adjustments in any Performance Goals applicable to an Incentive Bonus as the Committee may determine to be appropriate in order to prevent dilution or enlargement of the benefits of Participants hereunder (provided that with respect to Qualified Incentive Bonuses, any such adjustment shall be made in accordance with Code section 162(m) and the regulations thereunder).

V.                                    Establishment of Performance Goals and Incentive Bonus Opportunities

No later than the Determination Date for each Performance Period, the Committee shall establish in writing (i) the employees of the Company, its Subsidiaries and Affiliates who shall be Participants in the Plan with respect to such Performance Period, (ii) the Performance Goals applicable to each such Participant (including, as the Committee deems advisable, threshold, target and maximum levels of performance), (iii) each Participant’s target and, if applicable, threshold and maximum Incentive Bonus opportunities for such Performance Period, (iv) the method for computing the amount of Incentive Bonuses that may be payable under the Plan to each Participant for such Performance Period if the Performance Goals established by the Committee for such Performance Period are attained in whole or in part and (v) whether such Incentive Bonuses are intended to be Qualified Incentive Bonuses or Non-Qualified Incentive Bonuses.

VI.                               Termination of Employment

Except as otherwise provided in Sections VI.A and VI.B below, payment of an Incentive Bonus shall be contingent upon (i) attainment of the applicable Performance Goals within the applicable Performance Period and (ii) the Participant’s continuing employment with the Company, a Subsidiary or Affiliate on the date such Incentive Bonus is paid.

A.                                    Termination due to Death or Disability.  If a Participant’s employment with the Company, a Subsidiary or Affiliate is terminated due to the Participant’s death or Disability prior to payment of an Incentive Bonus, the Committee may, in its sole discretion, permit all or any part of such Incentive Bonus to be paid without regard to the attainment of the applicable Performance Goals.  Any Incentive Bonus to be paid pursuant to this Section VI.A shall be paid to the Participant or the Participant’s estate, as applicable, at the time the Company pays Incentive Bonuses to its employees generally in accordance with Section IX.

B.                                    Other Terminations.  If a Participant’s employment with the Company, a Subsidiary or Affiliate terminates for any reason other than the Participant’s death or Disability prior to the payment of an Incentive Bonus, then (i) in the case of a Qualified Incentive Bonus, the Committee may, in its sole discretion, permit the payment of all or any part of such Qualified Incentive Bonus, if any, that would have been paid to the Participant absent such termination based on the actual outcome of the applicable Performance Goals during the applicable Performance Period, as certified pursuant to Section VII.F, and (ii) in the case of a Non-Qualified Incentive Bonus, the Committee may, in its sole discretion, permit all or any part of such Non-Qualified Incentive Bonus to be paid without regard to the attainment of the applicable Performance Goals.  Any Incentive Bonus to be paid pursuant to this Section VI.B shall be paid to the Participant at the time the Company pays Incentive Bonuses to its employees generally n accordance with Section IX.

VII.                          Additional Rules Applicable to Qualified Incentive Bonuses

A.                                    Unless otherwise specifically determined by the Committee, any Incentive Bonus granted to a “covered employee” whose “applicable employee remuneration” (each within the meaning of Code Section 162(m)) is expected to exceed $1,000,000 for the year in which such Incentive Bonus may be paid is intended to be a Qualified Incentive Bonus.

B.                                    Qualified Incentive Bonuses must be based solely on the attainment of one or more objective Performance Goals and may not be based on subjective criteria.  In addition, no later than the Determination Date, the Committee shall designate in writing how the relevant Performance Goals with respect to the Performance Period will be calculated.

C.                                    Neither the grant nor the payment of any Non-Qualified Incentive Bonus shall be made contingent on the failure to earn any Qualified Incentive Bonus.

D.                                    The maximum aggregate Qualified Incentive Bonus that may be payable to any Participant under the Plan with respect to any fiscal year of the Company shall not exceed $2,000,000.

E.                                     The Committee shall have no discretion to increase the amount of Qualified Incentive Bonuses that would otherwise be due upon attainment of the relevant Performance Goals; provided, however, that the Committee may exercise negative discretion within the meaning of Treasury regulation 1.162-27(e)(2)(iii)(A) with respect to any Qualified Incentive Bonus hereunder to reduce any amount that would otherwise be payable hereunder.

F.                                      Payment of any Qualified Incentive Bonus pursuant to the Plan shall be contingent upon the Committee’s certifying in writing that the Performance Goals and any other material terms applicable to such Qualified Incentive Bonus were in fact satisfied, in accordance with applicable regulations under Code section 162(m).  Unless and until the Committee so certifies, such Qualified Incentive Bonus shall not be paid.

VIII.                     Change in Control

In connection with the consummation of a Change in Control of the Company, the Committee may, in its sole discretion, permit all or any part of a Participant’s target Incentive Bonus for the Performance Period in which such Change in Control occurs to be paid without regard to the attainment of the applicable Performance Goals.  Any Incentive Bonus to be paid pursuant to this Section VIII shall be paid to the Participant on or as soon as administratively practicable following the consummation of such Change in Control, but in no event later than March 15 of the year following the year in which such Change in Control occurs.

IX.                              Payment of Incentive Bonuses; Tax Withholdings

A.                                    Earned Incentive Bonuses shall be paid no later than March 15th of the calendar year following the calendar year that includes the last day of the Performance Period with respect to which such Incentive Bonuses are earned.

B.                                    The Company shall have the right to deduct from all Incentive Bonuses payable hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payments and no Incentive Bonuses will be paid until the Participant has made arrangements with the Company to satisfy any such withholding taxes.

X.                                   Non-exclusivity of Plan

Nothing in the Plan shall be construed in any way as limiting the authority of the Committee, the Board, the Company or any Subsidiary or Affiliate to establish any other annual or incentive compensation plan or as limiting the authority of any of the foregoing to pay cash bonuses or other supplemental or additional incentive compensation to any persons employed by the Company, its Subsidiaries or Affiliates, whether or not such person is a Participant in this Plan and regardless of how the amount of such bonus or compensation is determined.

XI.                              Amendment, Termination and Term of Plan

The Board, without the consent of any Participant, may at any time terminate or from time to time amend the Plan in whole or in part; provided, however, that no amendment with respect to, or affecting, Qualified Incentive Bonuses that would require the consent of the stockholders of the Company pursuant to section 162(m) of the Code shall be effective without such consent.

XII.                         Interpretation and Construction

A.                                    No provision of the Plan, nor the status of any employee as a Participant, shall constitute an employment agreement or in any way affect the duration of any Participant’s employment, or the rights of the Company or the Participant to terminate such employment.  Both the Participant and the applicable employer shall have the same ability to terminate employment as if the Plan had not been adopted.

B.                                    Any provision of the Plan that could be construed to prevent Qualified Incentive Bonuses under the Plan from qualifying for deductibility under section 162(m) of the Code or Treasury regulation 1.162-27(e) shall, to such extent, be disregarded.

XIII.                    Adjustment; Repayment of Incentive Bonuses

All Incentive Bonuses paid or to be paid under the Plan are subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy of the Company.

XIV.                     Effective Date

The Plan shall be effective as of            .  Notwithstanding anything herein to the contrary, no Qualified Incentive Bonuses shall be granted under this plan after the first annual meeting of the Company’s stockholders (the “Stockholders”) to be held following the close of the third calendar year following the calendar year in which the Company becomes a publicly held company in connection with an initial public offering of its common stock unless the Stockholders approve the Plan at such annual meeting in a vote that satisfies the requirements of section 162(m) of the Code and the regulations thereunder.

XV.                          Governing Law

The terms of the Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

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IN WITNESS WHEREOF, the Company has caused the Plan to be executed as of the date set forth below.

EGALET CORPORATION

By:

Name:

Title:

Date: